EXHIBIT 5.1
[Dorsey & Whitney LLP Letterhead]
June 27, 2006
eFunds Corporation
Gainey Center II, Suite 300
8501 North Scottsdale Road
Scottsdale, Arizona 85253
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to eFunds Corporation, a Delaware corporation (the “Company”), and have advised the Company in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 5,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), which are to be offered and sold under the eFunds Corporation 2006 Stock Incentive Plan (the “Plan”). This opinion is being delivered at your request.
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinion, we have relied upon certificates or representations of officers or employees of the Company and of public officials.
     Based on the foregoing we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Shares. The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.
Very truly yours,
/s/ Dorsey & Whitney LLP
RAR